Exhibit 99.1

Transcript of Inovio Biomedical Corporation (INO) Investor Conference Call July 8, 2008	Vcall 601 Moorefield Park Dr. Richmond, VA 23236 Phone: 888-301-5399 Fax: 804-327-7554 info@vcall.com www.vcall.com www.investorcalendar.com

Participants

Avtar Dhillon, M.D., President and Chief Executive Officer of Inovio

J. Joseph Kim, Ph.D., Co-Founder, President, and CEO of VGX Pharmaceuticals

Bernie Hertel, Director of Corporate Communications

Presentation

Operator

Thank you for standing by.  Welcome to today’s conference call.  During this presentation, all participants will be on a listen-only mode.  Afterwards, we will conduct a question and answer session.  At that time, if you have a question, please press *1.  As a reminder, this conference is being recorded and will be available on Inovio’s website.  I would now like to turn the conference over to Mr. Bernie Hertel, Inovio’s Director of Corporate Communications.

Bernie Hertel – Inovio Biomedical Corporation – Director of Corporate Communications

Thank you and hello, everyone.  With me today are Dr. Avtar Dhillon, President and Chief Executive Officer of Inovio and Dr. Joseph Kim, Co-Founder, President, and CEO of VGX Pharmaceuticals.

Before we begin, I want to make you all aware that during the course of this conference call, statements may be made that outline the intentions, hopes, believes, expectations of the management of Inovio and/or VGX or predictions of the future which are all considered to be forward-looking statements.  Forward-looking statements may contain the words believe, anticipate, expect, estimate, intend, plan, project, think, will be, will continue, will result, would, could, should, may, might, or any variations of such words with similar meaning.  Forward-looking statements are based on management’s current expectations and estimates based on available information at this time and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.  These risks include but are not limited to uncertainties inherent and complex commercial transactions like the proposed merger which could result in the proposed transaction being delayed or failing to close, uncertainties inherent in clinical trials and product development programs including but not limited to the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications and that results from one study may not necessarily be reflective or supported by the results of other similar studies, issues involving the parties patents and whether they are licenses to them will provide the parties with meaningful protection from others using the covered technologies whether such proprietary rights are enforceable or defensible or infringed or allegedly infringed on rights of others or can withstand claims of invalidity and whether the combined company can finance or devote other significant resources that may be necessary to prosecute, protect, or defend them, fluctuations in the level of corporate expenditures, capital market conditions; and evaluation of the transaction by the American Stock Exchange which may impact the current and/or additional listing of Inovio’s security.  Additional information concerning the numerous factors that could cause such differences in actual results or outcomes for Inovio including with regard to its technologies, financial condition, operations, personnel, and strategic transactions are contained in Inovio’s SEC filings which are available for review on the SEC’s website or from the company’s website free of charge and may be contained in the future filings by Inovio in relation to the transaction being discussed today.  Investors are encouraged to carefully review Inovio’s SEC filings for an understanding of the risks Inovio faces and the factors which influence its result and to review Inovio’s future SEC filings related to the transaction to be discussed today when filed for an understanding of the risks the parties face with respect to the merger and the factors which will influence its consummation and result.

Now, here is Dr. Dhillon.

Avtar Dhillon, M.D. – Inovio Biomedical Corporation – President and Chief Executive Officer

Thank you, Bernie and thank you all for joining Dr. Kim and me on this important day.  Important because we have announced that Inovio and VGX Pharmaceuticals have signed a definitive agreement to merge our companies.  We expect to complete our all-stock merger if approved by stockholders in the fourth quarter of this year resulting in a new clinical stage DNA vaccine company to be called VGX Pharmaceuticals, Inc.  We believe the post merger company will be well positioned to advance the powerful combination of Inovio’s proprietary DNA delivery technology and a strong DNA vaccine pipeline of VGX.

The focus and driving force of our merger is a simple concept – to accelerate the development of DNA vaccines.  And while DNA vaccines are developing and delivering them to the core focus of both companies, Dr. Kim and I envision that by combining people and operations, we could move faster through R&D and clinical development than either entity could on its own.

Let me describe for you what we anticipate would be the core strength of the new VGX.  Following our merger, the company should possess four critically important factors for success in this field.  First, we anticipate that the combined company will have an expanded team of DNA vaccine experts.  The company’s scientific advisory board will be chaired by one of the pioneers of DNA vaccines, Dr. David Weiner of the University of Pennsylvania.  Second, we expect the combined company will have a broad pipeline of proprietary DNA vaccines for HIV, hepatitis C virus, human papilloma virus, and influenza.  One owned agent and one co-owned agent are already in Phase I trials and INDs have been submitted for two others which may result in these vaccine candidates entering into Phase I trials before year end.  Third, the combined company would own a proprietary DNA delivery platform using electroporation validated by numerous clinical studies and protected by an established intellectual property portfolio.  And fourth, the combined company is expected to have multiple clinical studies of cancer and infectious disease DNA vaccines being conducted under royalty bearing licenses to which electroporation delivery technology with companies such as Merck and Wyeth and research collaborations with internationally respected organizations such as the National Cancer Institute and International AIDS Vaccine Initiative.

We do not believe that any other company can currently claim to offer this array of factors for success.  We think this combination of strategic assets and patent protection will uniquely position the combined company to play a leadership role in developing potentially important new vaccines.

Before we describe more about where we’re going, let me talk about where we have been as Inovio and the rationale for this transaction.  Based on compelling past annual data over the last few years, we have secured licenses or established collaborations with various pharmaceutical, biotech, academic, government, and non-government agencies to work with our electroporation technology.  Some of these agreements have resulted in license fees and significant amount of development capital and devotion of time from credible scientists working on programs using our DNA delivery technology.  As a result of these partners’ efforts, we have announce multiple sets of interim data from multiple clinical studies that have provided independent corroboration of safety, tolerability, and higher immune and clinical responses being achieved by electroporation delivered DNA vaccines.  We believe that Inovio stands alone in successfully demonstrating the utility of electroporation to deliver DNA-based immunotherapies, including DNA vaccines in humans.  We have further to go to have brought complete data sets but this initial proof of principle provides us with significant validation of our patents and technology platform and are confident to expand and advance our development efforts.

While we are pleased with our accomplishments and potential opportunities for our electroporation delivery technology, delivery is only one component of a complete therapy and we believe that the path to maximize shareholder value requires us to also possess a lineup of proprietary DNA vaccines.  We believe ownership of a vaccine portfolio would offer us control over strategic decision making and timelines and create the opportunity to develop assets that could fully leverage the unique proprietary value of our electroporation technology for the benefit of the company and its shareholders.

From our prospective, the basic question is, do you build a pipeline or do you buy it?  Do you start an R&D program from scratch, a process we had already embarked and incurred associated capital cost to develop an infrastructure of facilities and expertise and then patiently work your way through the potentially lengthy timelines before you can put an agent into the clinic, or do you identify complementary assets and existing infrastructure of facilities and expertise with an established momentum in creating DNA vaccine pipeline and seek to acquire.  There are a number of considerations to answer this question.  The first relates to strategic positioning and timing.  The DNA vaccine space is extremely exciting.  Life sciences organizations, big and small, are directing significant amounts of time and capital towards the goal of achieving the first regulatory approval of a DNA vaccine.  If and when this goal is achieved, and significant immunotherapy development programs have been successful over the last 20 years suggest that this should be a question of when, not if, this event should unlock tremendous amount of new interest and investment in this space.

While we believe that the achievements of this significant milestone if and when reached could lead to expanded interest and partnering opportunities for electroporation technology, the potential to then stake out strategic protectable space to develop new DNA vaccines may become more limited.

At Inovio, we believe we are in the ideal position of already pursuing the DNA vaccine opportunity.  We have a validated delivery technology that has the possibility of playing a pivotal role in this space, but we believe it would opportune to already have an expansive vaccine development capability in place and also be at a more advance stage with a competitive and compelling vaccine development pipeline.

Inovio anticipates that it would take two years to get its first proprietary DNA vaccine into the clinic while we expand our DNA vaccine development expertise and infrastructure.  We realize that this timeline could be greatly reduced or even eliminated if we could buy or merge with an existing company that already has the expertise, infrastructure, and the clinical stage pipeline needed.

The second consideration supporting a merger decision for Inovio was the considerable upfront cost to build a team with relevant expertise and maximize their productivity.  The actual development cost to take a single agent from conceptualization just to the beginning of a Phase I clinical trial is a few million dollars.  If we could acquire established resources in a pipeline at a fair value today, we could avoid the financial uncertainties of going through this process and we would have the potential to hit key milestones much sooner and potentially drive the financial benefits from such key milestones much sooner, which we believe could be to the advantage of our shareholders.

Starting from scratch and patiently building our DNA vaccine development capability and pipeline risk missing out on key opportunities and would not necessarily be the most attractive financial preposition.

We decided that the more prudent route for this company and its shareholders would be to aggressively add to our asset base by buying rather than relying on building a DNA vaccine franchise to combine with our electroporation expertise and technology.

This brings us to the current proposition.  Completing a merger with VGX would immediately add a team of internationally recognized scientists with strong DNA vaccine expertise along with an establish product development infrastructure.  The VGX team has proven its capability to rapidly advance DNA vaccine candidates into the clinic.  We anticipate that this transaction would also add a pipeline of clinical and pre-clinical DNA vaccine candidates representing what we believe are large, untapped market opportunities.

The proposed merger, if completed, would also bring a number of non-DNA vaccine technology assets and financial assets to the combined company.  In aggregate, we believe that the combined assets of Inovio and VGX would jumpstart our growth as a contender in the DNA vaccine space, provide greater control over our destiny, and create more possibilities in the future for major industry partnerships and to be opportunistic with our core and non-core assets.

So, as you know, Dr. Kim and I have sought and received approval of this merger agreement from both companies’ Board of Directors.  This all stock transaction would result in approximately 46 million shares of Inovio being issued to VGX shareholders at closing based on exchange ratio derived from the comparison of the fully diluted share capital of each company adjusted for the exclusion of certain VGX convertible debt instruments.  All outstanding VGX options and warrants and a portion of VGX’s outstanding convertible debts will be assumed by Inovio as well and adjusted for exercise of conversion for Inovio common stock based on the same exchange ratio.  However, it is important to note that the exchange ratio and thus the actual number of shares to be issued are subject to the assumed securities will depend on the fully diluted share capital of each company just prior to closing and that the projected number stated here could change depending on approved issuances by the companies in the interim period prior to closing.  Upon closing, the portion of VGX convertible debt excluded from the calculation of the exchange ratio, approximately 5.5 million of debt, is anticipated to automatically convert into shares of Inovio common stock at the time of closing at a price of $1.05 per share which was the average closing price of Inovio’s common stock for 10 trading days preceding announcement of the merger agreement.

Post merger, we anticipate that the continuing public entity to be renamed VGX Pharmaceuticals, Inc. would have approximately 90 million shares outstanding and a fully diluted share capital of approximately 116 million shares subject to the changes in the interim period.

Based on current capitalization information, the parties anticipate that legacy Inovio equity interest holders and legacy VGX equity interest holders will share voting power over the combined company, 49% and 51% respectively, before completion of the 5.5 million of VGX convertible debt just mentioned above.

Our projections based on both companies historical financial statements and performance indicates the cash position and long term investment should be able to fund the combined company through the end of 2009.  However, these projections may be affected by future changes in our corporate strategy, variations in expenses incurred, and are subject to the risks that our long-term investments in the form of auction rate securities currently have limited liquidity and may have limited liquidity at the time we’d require those funds.

We anticipate that post closing of the merger, there will remain approximately 3.6 million of outstanding convertible debt on the combined company’s balance sheet, which the parties believe would be fully retired by April of 2009 based on payments expected from VGX’s indirect subsidiary, VGXI Inc., related to the sale of VGX Pharmaceuticals’ plasmid production facility in Texas in June 2008.

The merger requires approval from both companies’ stockholders.  We expect that both companies would seek such approval prior to the end of the fourth quarter of 2008.  Inovio anticipates seeking approval at a special meeting of the stockholders to be announced and conducted pursuant to the SEC proxy solicitation process.  Inovio also intends to file a combined registration proxy statement on Form S4 to initiate the proxy solicitation and meeting planning process and to register the securities to be issued at closing.  Thus, the closing of the merger would not occur until the registration proxy statement is declared effective by the SEC, the Inovio stockholder meeting is held, and the necessary stockholder approval are obtained from both Inovio and VGX stockholders.  As in any deal, our transaction is also subject to certain regulatory approval and filings and the other customary closing conditions which must be satisfied prior to closing.

Now moving forward, let me paint a more detailed picture of the new VGX and its significant assets.  We believe that the combined company would be recognized internationally as holding the leading scientific expertise in the field of DNA vaccines complemented by extensive pioneering experience with an important emergent method of DNA delivery, i.e., electroporation.  We expect that the combined company would own a diversified clinical and pre-clinical pipeline of therapeutic and preventative DNA vaccine candidate against cancers and infectious diseases.  We believe the potential products represented by this pipeline would be very attractive to pharmaceutical companies

I can’t emphasize this next point enough.  Patents are the lifeblood of any company seeking to innovate.  As a combined company, we would hold an extensive patent portfolio as well as multiple state-of-the-art clinical-grade devices and device prototypes for electroporation-based DNA delivery.  A non-viral delivery platform that based on interim clinical data is indicating safety, tolerability, and positive immune and clinical responses from DNA vaccines delivered using this technology.  This delivery platform provides a proprietary foundation for the company’s DNA vaccine development efforts.

The combined company is also anticipated to hold an approximate 30% equity interest in VGX International which is listed on the Korean Stock Exchange.  Based on the closing price of VGX International stock on the Korean Stock Exchange on July 4, 2008, VGX International is currently trading at a market value of approximately $63 million which currently translate into a financial asset of approximately $19 million for VGX and which would be held post merger by the company.  Although the market value and resulting asset value may fluctuate over time and prior to closing, the relationship with VGX International is important to the combined company.  VGX International is building a large volume DNA vaccine plasmid manufacturing facility and recently acquired via its wholly-owned subsidiary, VGXI Inc., an operating, low-volume DNA plasmid contract manufacturing facility based in the Woodlands of Texas which was previously operated by VGX for a net price of $7.7 million.  We anticipate that the combined company would retain the supply agreement VGX secured in relation to the facility sale.

So far, I’ve shared with you a look at the structural factors of why we’re so enthusiastic about the formation of the new VGX.  I’d like to spend a moment focusing on the people side of our combination.  In the period leading up to today’s announcement, Dr. Kim, Dr. Weiner, and I very early on saw similarity in the cultures of our companies, the inquisitive spirit, the overwhelming drive to the goal of commercialization coupled with attributes of quality and honesty.  Specifically, Dr. Kim brings a valuable blend of science and business aptitude to the table.  Dr. Kim was trained in economics, engineering, and biological sciences at MIT and holds a Ph.D. in biochemical engineering from the University of Pennsylvania and an MBA in finance from the Wharton School.  He published over 70 peer-reviewed scientific papers and book chapters in the field of DNA vaccines, holds numerous patents, and sits on several editorial boards and review panels.  In 2002, MIT’s Technology Review Magazine named Dr. Kim as one of the world’s top 100 young innovators under 35. Prior to co-founding VGX, he has managed both vaccine research teams as well as vaccine manufacturing facilities at Merck.  As president and CEO of VGX, he has led the company through significant capital raising transactions and built a growing DNA vaccine development enterprise.  Upon the approval of the merger, we anticipate that Dr. Kim would serve as the president and CEO of the combined company.

Dr. Weiner is a professor at the University of Pennsylvania.  He has been frequently referred to as the father of DNA vaccines and has been one of pioneers to conceptualize and initiate the early developments in this promising field.  He has to his credit over 300 peer-reviewed publications and scientific journals such as Nature.  Dr. Weiner served or has served as an adviser to and a collaborator with companies such as Wyeth, 3M, J&J, GSK, Merck, and BMS.  Upon consummation of the merger, the parties expect to Dr. Weiner to serve the combined company as Chairman of its Scientific Advisory Board.

In addition, VGX already possesses talents that Inovio had recently initiated a process to hire.  Specifically, we were intending to secure highly experienced chief scientific officer and chief medical officer to lead our R&D and clinical development.  VGX has such individuals on its senior management team.  VGX also has other leading scientist in the area of DNA vaccines and electroporation to complement the scientific expertise possessed by Inovio.  So the combined company would bring together some of the industry’s leading scientific experts in this field.

In the months to come, we anticipate beginning the process of integrating the very capable scientific and management teams of these two companies with an eye to optimizing programs, facilities, and people through 2009.

The Board of Directors of the combined company will be comprised of six directors, three to be named by Inovio and three by VGX, including myself from the current Inovio board and Dr. Kim from the current VGX board.

Moving from people to places, we believe the combined company’s headquarters would be located outside of Philadelphia, in Blue Bell, Pennsylvania where we would also conduct DNA vaccine R&D.  The combined company would also retain Inovio’s facility in San Diego for electroporation, R&D, and engineering and have additional research operations in the Woodlands of Texas and Oslo, Norway.  We anticipate that this East Coast/West Coast setup would fit the post merger company in attracting and retaining the employees we need to move forward.

It is now my pleasure to now pass the presentation over to Dr. Kim who will provide you with his prospective on the transaction and scientific overview of the new company.  Joseph?

J. Joseph Kim, Ph.D. – VGX Pharmaceuticals – Co-Founder, President, and Chief Executive Officer

Thank you, Avtar.

So what is VGX’s rationale for this transaction?  I co-founded VGX with Dr. David Weiner in 2000 with the goal of playing a leadership role in advancing the science of DNA vaccine and therapy.  We now have assembled a team of vaccine experts that have created a rapid development capability with vaccines for important targets at their clinical stage.  We have an HIV DNA vaccine at Phase I, a cervical cancer DNA vaccine with an IND open, an Avian flu DNA vaccine awaiting IND approval, and multiple agents in research and development.  We see great potential to continue to push DNA vaccines toward commercialization and provide extraordinary benefits for patients and shareholders alike.

We have dedicated significant effort to the assessment of one of the chief bottlenecks of DNA vaccine that was and continues to be the availability of safe and effective methods for delivering DNA vaccines.  It has been apparent to us for a number of years that electroporation represents one of the most promising new approaches with the potential to achieve a goal of safe and effective DNA delivery.

One and a half years ago, we established a license agreement with Inovio to begin using their technology with our proprietary vaccines.  Just over one year ago, we acquired a company called ADViSYS, which had intellectual property relating not only to DNA vaccines but also electroporation-based DNA delivery.  Our efforts in working with these electroporation technologies convinced us unequivocally that electroporation should play a key role in enabling the development of DNA vaccines.  It was clear to us that Inovio’s foresight, perseverance, and success inventing its electroporation technology placed it in a highly advantageous position in terms of its patents and expertise.  Avtar and his team have made significant strides in the last year alone in validating the merits of electroporation for delivering DNA vaccine.

Inovio has impressive partnerships, advancing clinical programs, and multiple independent sets of human data that has all emerged from the fruits of a top notch R&D, engineering, manufacturing, and management capability.  While it became apparent to us that Inovio possesses a dominant patent position, what was really more obvious and attractive to us was the very productive synergy we could envision by combining Inovio’s IP and people with VGX’s vaccine development focus and asset base.

The second key motivation for this merger is that VGX has been on an aggressive growth path since its inception.  In the last few years, we’ve acquired control of VGX International Inc., we acquired ADViSYS, we expanded our staff and facility, we were successful in raising over $40 million from private investors.  However, for the growth path we wish to maintain, we believe there are benefits in being able to access the public markets to raise capital over the long term.  Rather than going down the path of an IPO or non-strategic reverse merger to achieve a public listing, we envisioned substantial synergy by combining resources with Inovio, making this proposed merger far more attractive and more efficient than other strategies.

Now, I’d like to walk you through the key assets and strength that will be the foundation of the combined company.  With respect to our DNA vaccine pipeline, I believe the new company will have a strong set of candidates targeting diseases with significant unmet medical needs and which our team believes represent large market opportunities, for example, emerging data from just the intermediate dose group in Inovio’s co-owned ongoing Phase I/II hepatitis C virus vaccine program that’s showing excellent results in reducing viral load and initial indications that these results maybe be correlated to increase T-cell responses.  If we see confirming results with more patients through the end of the monitoring period, this agent will have compelling potential to continue in clinical development.  We expect to see preliminary data from the high dose group before the end of the year.

In the area of HIV, in light of recent test vaccines and other HIV programs using other delivery methods, we believe VGX’s HIV program using electroporation delivery now represents a truly cutting edge potentially broad reaching solution for the treatment and prevention of HIV.  We believe that use of electroporation as an alternative vaccine delivery mechanism will make a dramatic difference in the outcome that can be achieve using DNA vaccines against HIV.  This is a difficult target with numerous past failures by others in the industry and a long path ahead, but our pre-clinical results have been very encouraging.  We considered the backing of this program by the HIV Vaccine Trial Network, a highly respected international R&D collaboration backed by the National Institute of Health as a strong vote of confidence.  The HVTN has requested a pre-R&D meeting with the FDA for late summer to discuss the clinical development plans for an additional HIV vaccine using electroporation.  We believe that their aim is to file an IND for this program by second quarter of 2009.

We are also excited about VGX’s therapeutic vaccine candidate against human papilloma virus, a virus which can cause cervical cancer.  Our agent uses the same genes as the therapeutic vaccines from TransGene which last year establishing a multi-hundred million dollar license agreement with Roche.  They achieved notable Phase II results using a viral vector.  We believe by using electroporation delivery, we can achieve even more compelling results with reduced risk of toxicity while at the same time establishing a proprietary position for this therapy.

In addition, VGX has an Avian flu candidate awaiting approval for an IND and both companies also have universal influenza agent in their R&D pipeline.  Pre-clinical results have been extremely powerful in painting a strong picture with potential clinical success.  What we are aiming for is a vaccine that would not only provide protection against the broad scope of rapidly mutating seasonal influenza strains but also provide protection against suspected endemic influenza strains.  Achieving such a vaccine would be an extraordinary accomplishment.  How could this be achieved?  We can potentially accomplish this in two ways.  First, by focusing on what are called “conserve (ph) genes” that are common to most types of influenza and do not mutate as readily or frequently as the genes typically targeted by a currently marketed vaccine.  And second, by developing combination vaccines including components targeting specific influenza strains.  While several companies are attempting the first approach, our DNA vaccines platform allows us to rapidly mix and match strains of specific consensus vaccines using a common backbone.

We now have a very robust R&D capability that we believe can take new candidates from concept to IND in 12 months giving us a strong capability to expand our pipeline of DNA vaccines candidates.

With respect to DNA delivery technology, the combined company will have a proprietary DNA delivery platform with proof of principal established through multiple clinical studies.  Interim data from these studies have shown that this delivery platform based on electroporation has been safe and well tolerated.  It has produced this (inaudible) heightened levels of gene expression as well as immune responses in the form of higher antibody and T-cell responses.  There is also initial evidence of increased clinical responses in humans.  This technology does not appear, based on interim data, to induce unwanted immune responses as do certain other delivery technologies such as viral vectors.  We believe that it is a cost-effective method for delivery that lends itself to significant further cost reductions in both the agents being delivered and delivery with our system shows.

Finally, we expect that the combined company will already have multiple leading edge devices capable of serving different needs.  These include being able to deliver to different types of tissues including tumors, muscle, skin, and mucosal tissues in animals and humans.  These devices are capable of providing different electrical pulse characteristics.

Our intention will be to advance the technology to be ever less invasive, more affordable, and lower cost.  Our focusing strategy going forward will be to advance our own programs to the early stages of vaccine development.  The potential value that can be created by achieving compelling Phase II results is extraordinary.  While not necessarily representative of what the combined company could achieve, a good example of this being the roughly $700 million deal that Oxford BioMedica established last year with Sanofi-Aventis.  We anticipate that future partnering efforts with focus on programs that have successfully progressed through at least Phase II clinical studies in order to establish significant commercial value.  That being said, the combined company expects to maintain existing partnerships and collaborations with organizations including Merck, Wyeth, Vical, University of Pennsylvania, Moffitt Cancer Center, University of Southampton, Ialvi (ph), HVTN and DNCR (ph).  These organizations have applied significant capital and time to research that has contributed significantly in validating the use of electroporation to deliver DNA vaccines and mainly to products with significant commercial value.  We look forward to our continuing collaborative efforts with such partners.

As mentioned by Avtar, the focus of the combined company will be DNA vaccine and their delivery.  The company will, however, begin as new life with a number of other technology assets in there.  These include other DNA-based therapies to treat disease by cachexia, which is one of the side effects of cancer and involves wasting of the body.  In addition, the combined company will have non-DNA-based agents which include a promising Phase I oral drug compound for rheumatoid arthritis.  The combined company will also own 88% of the subsidiary focused on animal health which earlier this year got the first DNA-based therapeutic approval for use in food animals.  The approval by the Australian Regulatory Agency makes that only the fourth DNA product approved worldwide for use in animals.

Importantly, we believe that electroporation delivery platform will be a powerful technology capable of enabling and enhancing the delivery of a variety of drugs and genes.

We intend to be opportunistic with all of these assets in order to maximize their potential contribution to shareholder value.  We believe this combination of Inovio’s and VGX’s intellectual property should create a highly synergistic powerful platform from which to fully participating vaccine industry’s effort to successfully commercialized DNA vaccines and in fact to potentially be one of the more promising fields in pursuing this goal.

I want to echo Avtar’s comments on the similarities of the management and the bench cultures at both companies, the strength and development staff and leadership we immediately saw at Inovio.  We anticipate that these similarities will streamline the integration process and lead to a forward-looking company that ideally should be ready to move forward as a cohesive company immediately upon merging.

We look forward to working cooperatively with Inovio team in aggressively pursuing this compelling concept of harnessing the body’s immune system to tackle of cancers and poorly treated infectious diseases.

Finally, I believe the coupling of our respective technologies exemplifies the situation where the sum of the parts is more valuable than the parts by themselves.  We believe this merger, if and when completed, will provide our stockholders with a well protected and strategically well-positioned opportunity to be exposed to the potential prospective rewards in the DNA vaccine space.

Avtar?

Avtar Dhillon, M.D. – Inovio Biomedical Corporation – President and Chief Executive Officer

Thanks, Joseph.  To conclude, let me reiterate four critically important success factors that we believe Inovio and VGX and their interest holders would derive from this proposed merger and the reason for excitement for this transaction.  First, we anticipate that the combined company would have an expanded and prominent team of DNA vaccine experts.  Second, we expect that the combined company would enjoy a broad existing pipeline of proprietary DNA vaccines for HIV, hepatitis C virus, human papilloma virus, and influenza as well as other targets.  Third, the combined company would own a proprietary electroporation-based DNA delivery platform.  And fourth, the combined company should have multiple clinical studies of cancer and infectious disease DNA vaccines being conducted under royalty-bearing licenses with companies such as Merck and Wyeth and numerous research collaborations.

I hope you share our enthusiasm for the combined companies.  Remember, our driving vision in making this combination was simple and compelling – to accelerate the development of DNA vaccines and reach meaningful milestones capable of generating large gains and shareholder value.  We aim for the combined companies to be become a leader in making that happen, creating a better tomorrow for patients, partners, and stakeholders.

Now, you’ve listened to us, it’s time for us to listen to your questions and comments.  Operator?

Operator

Thank you.  Ladies and gentlemen, if you would like to register a question, please press the * followed by the 1 on your telephone.  You’ll hear a three-tone prompt to acknowledge your request.  If your question has been answered and you’d like to withdraw the registration, please press the * followed by the 2.  If you’re using a speakerphone, please lift your handset before entering your request.

Bernie Hertel – Inovio Biomedical Corporation – Director of Corporate Communications

Before we continue, VGX and Inovio urged their investors and the public to read the relevant registration proxy solicitation and consent solicitation related documents to be filed with the SEC before making any investment and/or voting decision related to the merger because they contain important information both the companies, the merger, the Inovio securities to be issued, and the expectations for the combined company including the risks faced by the companies in relation to the merger and the business goals discussed today.  The registration statement, proxy statement to be filed on Form S4, and other merge related documents including the transcript of this call and the slides presented today will be available when filed without charge from the SEC’s website www.sec.gov or can be obtained free of charge by requesting such documents including any items incorporated by reference from Inovio Biomedical Corporation.  Thank you.

Operator

We will now take the first question in queue.  Our first question comes from the line of Mark Monane with Needham & Company.  Please go ahead with your question.

Mark Monane – Needham & Company

Thanks very much for taking my question.  Good morning.  Would you be kind enough to briefly summarize what the clinical and regulatory challenges has been associated with DNA vaccines and why the merger may address these challenges?

Avtar Dhillon, M.D. – Inovio Biomedical Corporation – President and Chief Executive Officer

Thank you, Mark.  The clinical challenges of DNA vaccines from its inception in the early 1992-1993 time period has been to be able to express enough relevant genes in vivo in humans during the clinical trials to achieve high enough clinical outcome whether it’s in terms of antibody responses or T-cells responses and we believe that by combining companies’ ability to utilize the new technology of electroporation to deliver DNA vaccines will enable us to overcome that road.  So have seen in pre-clinical study as well as in interim initial date from Phase I studies in humans that there are indications or suggestions that this can be achieved in this manner.

Operator

Thank you.  Our next question comes from the line of Ren Benjamin with Rodman & Renshaw.  Please go ahead with your question.

Ren Benjamin – Rodman & Renshaw

Hi, good morning and thanks for taking the question and congratulations on the proposed merger.  A couple of questions; one, if we see the companies are combined today, what is the total cash position for the companies?  What is it after you take out those that are set aside for the auction rate securities?  And what has been the burn rate for VGX Pharma to date and how do we expect that burn rate to change going forward?

Avtar Dhillon, M.D. – Inovio Biomedical Corporation – President and Chief Executive Officer

Hi, Ren.  Thanks for joining us today.  The combined cash position will really depend on when the merger transaction is actually completed.  So, the next step is going to be to get shareholder approval after filing the Form S4.  So that will determine at that particular moment how much combined cash will be remaining.  As of our last disclosures in the last Qs, we published that we had about $24 million in our treasury and I think it’s known that we have burning just over a million dollars per month.  With VGX, they had at the end of March $13 million in their treasury and their burn rate has been approximately about a million dollar a month.  So that gives you an idea of where we are at, at this particular point. It also gives you a sense of where we’re heading.  And actually, there will be additional transaction related cost.  We do have some money in auction rate securities of approximately $13 million.  We have seen some increase liquidity in that particular area not necessarily with our auction rate securities and we are expecting that over time that those auction rate securities will be become liquid.  In one of our first items and top of our list will be to reduce and minimize the burn of the combined company and maximize and optimize the utilization of our people, our facilities, and our programs.  So, we will be attacking the burn rate together very, very aggressively.

Ren Benjamin – Rodman & Renshaw

And how many people do envisioned the combined companies to have?

Avtar Dhillon, M.D. – Inovio Biomedical Corporation – President and Chief Executive Officer

Together to be somewhere between 45 and 50 people.

Ren Benjamin – Rodman & Renshaw

Okay.  Just tackling some of the programs, I mean, obviously now there is a robust and large product portfolio and you mentioned a couple of these, in the press release especially the PENNVAX, I believe it is for HIV infection, a couple of Phase I trials.  Where are each of these programs as of today?  Are they in clinical trials?  Are they completing clinical trials?  And if they are in clinical trials, what is the design of the clinical trials and when can we expect data from the ongoing clinical trials?

J. Joseph Kim, Ph.D. – VGX Pharmaceuticals – Co-Founder, President, and Chief Executive Officer

Very good question, Ren.  The PENNVAX program is being conducted currently within conjunction in partnership with HIV Vaccine Trial Network.  Currently, it’s a 120 patient DNA vaccine plus molecular adjuvant design without electroporation.  So that currently is in enrollment.  We have about a quarter to a third of patients already enrolled.  That is again fully funded by the HVTN and the National Institute of Health.  We are also designing in follow-up studies.  There will be a new study that will use electroporation as the delivery device to deliver the PENNVAX-B DNA vaccine.  VGX 3100, which is a cervical cancer therapeutic vaccine targeting HPV has just gained approval of FDA okayed for the IND and we expect to start enrolling patients in the next few weeks.  We have not started enrollment in that study yet.  The VGX 1027 is an oral rheumatoid arthritis therapy and that we are in the middle of Phase I single ascending dose study.  We expect to wrap that up within the next quarter and go to the multiple ascending dose regimen end of Phase I.

Ren Benjamin – Rodman & Renshaw

And so with the HIV study and the 1027 studies, when might we see any data or any results, when might we see those presentations?

J. Joseph Kim, Ph.D. – VGX Pharmaceuticals – Co-Founder, President, and Chief Executive Officer

HIV studies, we expect some initial data to be some time in ‘09.  It’s harder to predict that in that it’s being done in partnership with the HVTN and so we will have to get some guidance from them.  VGX 1027, we should be able to provide single ascending dose study later in the fourth quarter and the multiple ascending dose study results probably by the end of the first quarter of ‘09.

Ren Benjamin – Rodman & Renshaw

Okay, great.  I guess, just thinking out looking to 2009, what sort of programs can we see advancing into the clinic from the combined company?

Avtar Dhillon, M.D. – Inovio Biomedical Corporation – President and Chief Executive Officer

We have a pretty exciting pipeline that is emerging and that pipeline is quite exciting when you look at in both companies operating in a combined way.  One of our flagship current trial is the hepatitis C trial that’s being done with Tripep.  It is a co-owned program and then of course, VGX will be bringing in a program not only for HIV but we talked about that for cervical cancer, targeting HPV, also influenza and also a GHRH program targeting cancer cachexia.  So we are going to have a nice set of programs that will be generating data throughout the course of next year.  We are quite excited about the pipeline and just a remark about your earlier question, Ren about the cash.  I remarked that we had $24 million as of March 31st.  Wanted to let you know how that breaks out into cash of $11.3 million and long term investments which are the auction rates securities of $12.7 million.

Ren Benjamin – Rodman & Renshaw

Got it, terrific.  Thank you for the clarification and I guess one final question, it seems like at least for a lot of these studies and correct me, if I’m wrong, for example the PENNVAX or the 1027, this will be the first time that we’re going to be seeing data, human clinical data from these studies.  Is that correct, and if not, has there been data that’s been presented before and where, and also have pre-clinical results been published?

Avtar Dhillon, M.D. – Inovio Biomedical Corporation – President and Chief Executive Officer

Let me start and then pass it on to Joseph, so he can talk about his programs.  So, our programs, we have five different clinical programs that have been producing data over the course of this last year.  Currently, we have the Southampton study, which is a DNA vaccine program, it’s a PSMA.  We are looking for immunological responses and clinical benefit in these Phase I studies.  The benefit of our studies in diseased patients is that, in addition to safety data, we can look for early clinical responses in addition to the immunological information, which is the critical piece that we’re looking for in order to strongly have a proof of principal that we are looking for.  So we are expecting further data from our PSMA study as well as from our hepatitis C study with Tripep, and some of the other programs are expected to generate some additional data as well.  And Joseph did speak about his programs.  Early on when I was mentioning the number of different clinical programs, should add to that list in addition to the DNA vaccine programs the rheumatoid arthritis agent that you just alluded to.

J. Joseph Kim, Ph.D. – VGX Pharmaceuticals – Co-Founder, President, and Chief Executive Officer

You’re right, as you said, the human data has not been available or has been presented for PENNVAX-B or 1027 or cervical cancer 3100 or Avian flu 2400, but there had been numerous pre-clinical studies data that has been published and presented, for instance, there have been three publications on 1027 for their pre-clinical efficacy data and one more manuscript has been accepted for publication and one additional manuscript that has been compared to our collaborators.  We just published the paper on VGX 3400’s pre-clinical efficacy for preventing Avian flu from challenging in mice and ferrets.  This was a consensus vaccine using our SynCon strategy, protecting from an unmatched very virulent virus.  We have 100% protection in mice and ferrets.  In VGX 3100, there’s also a recent publication vaccine for a pre-clinical work and there has been numerous pre-clinical data presented for PENNVAX-B program as well as the sister program PENNVAX-C in primates.

Ren Benjamin – Rodman & Renshaw

And has any of the published data been in conjunction with electroporation or has they all have been...?

J. Joseph Kim, Ph.D. – VGX Pharmaceuticals – Co-Founder, President, and Chief Executive Officer

I’m sorry.  They are all with electroporation.  The current PENNVAX-B HVTN 070 clinical study is the only study that will be done without electroporation.

Ren Benjamin – Rodman & Renshaw

And can you just maybe go to the rationale as to why you did that way?  Since you had pre-clinical results that showed that robust immune response with electroporation, why begin a clinical trial without using electroporation?

J. Joseph Kim, Ph.D. – VGX Pharmaceuticals – Co-Founder, President, and Chief Executive Officer

That goes into some details, but we had licensed the PENNVAX-B program and Professor David Weiner at Penn was aggressive enough and expert enough to partner with HVTN to start the study before and none of these working with the government or federal agencies or partners take many years to come to fruition, but we had inherited the current HVTN 070 study by the process of licensing in the technology from the University of Pennsylvania in 2007.  With their wisdom, however, by looking at the pre-clinical results using electroporation, we and HVTN have both agreed to and are working on a follow-up program using electroporation that would, in pre-clinical models, have shown significant (inaudible) of enhancement in both T-cell responses and very promising protection data from viral challenge in primates.

Ren Benjamin – Rodman & Renshaw

Terrific.  Thank you very much and congratulations.

J. Joseph Kim, Ph.D. – VGX Pharmaceuticals – Co-Founder, President, and Chief Executive Officer

Thank you for great questions.

Operator

Our next question comes from the line of Shekhar Basu with Basu Capital.  Please go ahead with your question.

Shekhar Basu – Basu Capital Management

Thank you for taking my question.  Many of my questions have already been answered.  I was just wondering very quickly, Avtar, can you please explain to us as you did earlier in your opening statement, what do you deemed is the current valuation of VGX when it subtracts or add out the convertible debt?

Avtar Dhillon, M.D. – Inovio Biomedical Corporation – President and Chief Executive Officer

Shekhar, this is a transaction that is based on share exchange.  We have deemed that this merger is a merger of equals and therefore, we are issuing the equivalent numbers of shares that we have on a fully diluted basis to VGX and that represent 55 million shares in total on a fully diluted basis.  In addition, there were some debts that we are expecting to have VGX convert, that’s $5.5 million that will happen upon closing of the transaction.

Shekhar Basu – Basu Capital Management

Thank you.  And can you just tell me what the lock-up provisions are of VGX shareholders and management?

J. Joseph Kim, Ph.D. – VGX Pharmaceuticals – Co-Founder, President, and Chief Executive Officer

All employees and management and insiders are locked up for two years and the quarter releasing every six months and also the 5% holders are also locked up in the same manner.

Shekhar Basu – Basu Capital Management

Okay.  You mentioned about the cash position of the two companies combined.  So near term, you don’t need to raise additional cash or you think after the Phase dose-escalation trials are completed, we’ll have to do something because there is some cash, the burn rate has to go up probably?

Avtar Dhillon, M.D. – Inovio Biomedical Corporation – President and Chief Executive Officer

We are going to be having a number of strategy sessions and so far to be able to determine how we are going to be rationalizing and which programs we are going to be focusing on, et cetera.  But in addition to any kind of savings that are going to come from synergies between the two companies, we will be looking for license opportunities as well as expect further milestone payments from existing relationships.  If everything stays on track, we do expect additional payments from those sources.  In addition to that, VGX does bring a rich set of assets that can be looked at ultimately from the investors’ perspective.  So there are number of opportunities for the combined company should we need to tap into them, this provide non-diluted cash.

Shekhar Basu – Basu Capital Management

Okay, then one last question.  On Tripep data, hepatitis C, the expected dose escalation data to be released some time in the third quarter this year?

Avtar Dhillon, M.D. – Inovio Biomedical Corporation – President and Chief Executive Officer

Hepatitis C program, we have already announced some data on the intermediate dose and I think you’re familiar with the nice results on the two patients so far.  We are expecting further data by the end of the year from that particular program, which is being mostly managed by Tripep.

Shekhar Basu – Basu Capital Management

Okay.  Thank you very much, Avtar.  I appreciate your help and congratulations.

Avtar Dhillon, M.D. – Inovio Biomedical Corporation – President and Chief Executive Officer

Thank you, Shekhar.

Operator

Our last question comes from the line of Ross Silver with Vista Partners.  Please go ahead with your question.

Ross Silver – Vista Partners

First, I just want to say congratulations on the proposed merger.  I think it makes a lot of sense combining the two companies.  One thing that is definitely exciting is to know you now have a revenue stream from your partners with the technology and now potentially a revenue stream with your proprietary vaccines.  I guess this will lead into my question is, I’m assuming VGX can now leverage off the relationships that Inovio has with some of their existing partners such as Merck and Wyeth, and along those lines, looking at the two deals that you mentioned earlier of TransGene and Oxford BioMedica which are both multimillion dollar deals.  Where in relation to those two deals do you think the combined company is meeting that?  I understand TransGene was, they have the Phase II data, I mean how close do you think you are to being somewhat similar to those types of deals in terms of time, I guess?

J. Joseph Kim, Ph.D. – VGX Pharmaceuticals – Co-Founder, President, and Chief Executive Officer

Though some of our programs will progress more rapidly than the others, our Avian flu for instance and our follow-on with our universal flu vaccine concept, we expect to have the data from humans from VGX 3400 by the first quarter of 2009 and we will aggressively going to Phase II with those data.  Both TransGene and Oxford BioMedica had Phase II data in their platform.  We believe that our DNA electroporation platform has even more compelling arguments, vis-à-vis even those platforms.  Those are viral vector platforms with potentially reduced side effects higher than immune responses and such, but it is up to us and our team to demonstrate that, in early Phase I and also in early Phase II, to be able to claim what we think will happen.

Avtar Dhillon, M.D. – Inovio Biomedical Corporation – President and Chief Executive Officer

In terms of relationships, we have, as you mentioned forged some very good relationships over the past few years, we feel that a combined company will be much stronger and better to serve our partners.  So we should be able to continue to expand and leverage what we build on our own with the combined company.

Ross Silver – Vista Partners

Just another question a followup on the, I see that VGX current collaborations are with the academic world as well as government agencies, is there going to be a strong push or I guess what’s the strategy going forward in terms of partnership with some of the larger bio or vaccine companies that, I mean, I guess what’s your comment there?

J. Joseph Kim, Ph.D. – VGX Pharmaceuticals – Co-Founder, President, and Chief Executive Officer

Yes, very good follow-up question.  We’ll maintain our current academic partnerships as well utilize the very good partnerships and the networking that Inovio has established with vaccine company, pharma company, to be able to aggressively forged additional partnerships from large pharma perspective.

Ross Silver – Vista Partners

Okay.  Thank you very much, very exciting.

J. Joseph Kim, Ph.D. – VGX Pharmaceuticals – Co-Founder, President, and Chief Executive Officer

Thank you.

Operator

I would like to hand the call over to Bernie Hertel for some closing comments.

Bernie Hertel – Inovio Biomedical Corporation – Director of Corporate Communications

Thank you all for joining us today.  If you require further information, the most convenient way to contact us is by email at investor.relations@inovio.com.  Thank you again and have a good day

Operator

Ladies and gentlemen, this does conclude today’s teleconference.  Thank you for your participation.  You may disconnect your lines at this time.

Investors are encouraged to read the relevant registration proxy solicitation and consent solicitation related documents to be filed with the SEC before making any investment and/or voting decision related to the proposed merger of Inovio and VGX because such documents contain important information about both companies, the merger, the Inovio securities to be issued, and the expectations for the combined company, including risks faced by the companies in relation to the merger and the business goals discussed. The registration statement/proxy statement to be filed on Form S-4, and other merger related documents will be available when filed without charge from the SEC’s website (www.sec.gov) or can be obtained free of charge by requesting such documents, including any items incorporated by reference from Inovio Biomedical Corporation.